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Exhibit 10.14

EMPLOYMENT AGREEMENT

        EMPLOYMENT AGREEMENT ("Agreement") dated as of                        ,            , between Perficient, Inc. a Delaware corporation (the "Company") and Dale Klein ("Employee").

WITNESSETH:

        WHEREAS, Employee is currently employed by Javelin Solutions, Inc., a Minnesota corporation ("Javelin");

        WHEREAS, Javelin is merging with and into a wholly-owned subsidiary of the Company pursuant to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated evenly herewith, by and among the Company, Javelin, the shareholders of Javelin, and the Sub (all capitalized terms used herein and not specifically defined herein shall have the respective meanings ascribed to them in the Merger Agreement); and

        WHEREAS, the Company desires that Employee be employed by it and render services to it, and Employee is willing to be so employed and to render such services to the Company, all upon the terms and subject to the conditions contained herein.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

        1.    EMPLOYMENT. Subject to and upon the terms and conditions contained in this Agreement, the Company hereby agrees to employ Employee and Employee agrees to be in the employ of the Company, for the period set forth in Paragraph 2 hereof, to render to the Company, its affiliates and/or subsidiaries the services described in Paragraph 3 hereof.

        2.    TERM. Employee's term of employment under this Agreement shall commence as of the Closing Date and continue until the two year anniversary of the Closing Date, unless extended in writing or earlier terminated pursuant to the terms and conditions set forth herein (the "Employment Term"). If the Merger Agreement is terminated prior to the Closing Date, this Agreement shall be void and of no force or effect.

        3.    DUTIES.

                (a)    Employee shall serve as Chief Corporate Development Officer and as General Manager, Minneapolis Region, in both cases at the discretion of the Chief Executive Officer of the Company, but subject to the terms and conditions of this Agreement. Employee's duties and services under this Agreement shall include, but not be limited to, being General Manager of the Company's Minneapolis office (i) participating in the development and implementation of corporate strategy, (ii) overseeing the Company's investor relations and mergers and acquisitions activities and (iii) those duties and services typically performed by a Chief Corporate Development Officer of a company in a business similar to that of, and of similar size as the Company. Employee shall report directly to the Chief Operating Officer of the Company in Employee's capacity as General Manager, Minneapolis Region. Employee shall report to the Chief Executive Officer of the Company on corporate development functions in Employee's capacity as Chief Corporate Development Officer.

                (b)    Employee agrees to abide by all By-laws and policies of the Company promulgated from time to time by the Company.

                (c)    Employee shall serve on the Company's Executive Committee.

        4.    EXCLUSIVE SERVICES AND BEST EFFORTS. Employee agrees to devote his best efforts, energies and skill to the discharge of the duties and responsibilities attributable to his position, and to this end, he will exclusively devote his full time and attention during regular business hours to the business and affairs of the Company.

        5.    COMPENSATION.

                (a)    As compensation for his services and covenants hereunder, during the Employment Term, Employee shall receive a salary ("Salary"), payable pursuant to the Company's normal payroll procedures in place from time to time, at the rate of $100,000 per annum, less all necessary and required federal, state and local payroll deductions. Employee shall be entitled to receive salary increases as may be determined from time to time by the Board of Directors of the Company.

                (b)    As compensation for his services and covenants hereunder, during the Employment Term, Employee shall have the opportunity to participate in the Company's bonus programs made available to other executive employees of the Company. Notwithstanding anything in this Agreement to the contrary, the annual potential bonus that the Employee will have the opportunity to receive shall be an amount equal to $45,000. The criteria for determining the conditions to be satisfied for the receipt of a bonus shall be agreed upon between the Employee and the Chief Operating Officer of the Company in Employee's capacity as General Manager, Minneapolis Region, and between the Employee and Chief Executive Officer of the Company on corporate development functions in Employee's capacity as Chief Corporate Development Officer.

                (c)    Employee shall be eligible to receive stock options entitling Employee to acquire shares of Common Stock under the Company's 1999 Stock Option/Stock Issuance Plan, pursuant to the policies of the Company from time to time to generally make available stock options to executive employees. Employee's participation level and terms shall be substantially the same as the level and terms on which the Company's other or equivalent executive employees participate.

        6.    BUSINESS EXPENSES. Employee shall be reimbursed for, and entitled to advances (subject to repayment to the Company if not actually incurred by Employee) with respect to, those business expenses incurred by him which are reasonable and necessary for Employee to perform his duties under this Agreement in accordance with policies established from time to time by the Company.

        7.    EMPLOYEE BENEFITS.

                (a)    During the Employment Term, Employee shall be entitled to such insurance, disability and health and medical benefits and be entitled to participate in such retirement plans or programs as are from time to time generally made available to executive employees of the Company pursuant to the policies of the Company; provided that, Employee shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans. The Company may withhold from any benefits payable to Employee all federal, state, local and other taxes and amounts as shall be permitted or required to be withheld pursuant to any applicable law, rule or regulation.

                (b)    Employee shall be entitled to vacation in accordance with the Company's policy in effect for executive staff, which shall be taken at such time or times as shall be mutually agreed upon with the Company. The Employee shall be entitled to at least three (3) weeks' vacation per year.

                (c)    With respect to the benefits to which the Employee is entitled by virtue of this Section 7 or otherwise, (i)  Employee's participation level and terms shall be substantially the same as the level and terms on which the Company's other or equivalent executive employees participate; (ii) Employee shall be given credit for time served with Javelin for purposes of determining the Employee's participation levels and terms; and (iii) benefits Employee accrued at Javelin shall be assumed by the Company to the extent that such benefits may be carried over under the Company's benefit policies, to the extent that it would be permitted under such benefit policies, except that vacation accrued at Javelin but unused as of the Closing Date will be fully-recognized by the Company after the Closing Date.

        8.    DEATH AND DISABILITY.

                (a)    The Employment Term shall terminate on the date of Employee's death, in which event Employee's Salary, accrued bonus (if any), reimbursable expenses and benefits owing to Employee through the date of Employee's death shall be paid to his estate. In addition, the Company shall pay to Employee's estate, for a period of nine months from the date of Employee's death, Employee's continuing Salary. Employee's estate will not be entitled to any other compensation upon termination of this Agreement pursuant to this subparagraph 8(a).

                (b)    The Employment Term shall terminate upon Employee's Disability. For purposes of this Agreement, "Disability" shall mean a physical or mental disability or infirmity that prevents the material performance by Employee of his duties hereunder lasting for a continuous period of six months or longer. The reasoned and good faith judgment of the Company's Board of Directors as to Disability shall be based on such competent medical evidence as shall be presented to it by Employee or by any physician or group of physicians or other competent medical experts employed by Employee or the Company to advise the Company's Board of Directors. In case of such termination, Employee shall be entitled to receive his accrued Salary and accrued bonus (if any), reimbursable expenses and benefits owing to Employee through the date of termination. In addition, the Company shall pay to Employee, for a period of nine months from the date of Employee's termination, Employee's continuing Salary. Employee will not be entitled to any other compensation upon termination of his employment pursuant to this subparagraph 8(b).

        9.    TERMINATION.

                (a)    The Company shall have the right, upon delivery of written notice to the Employee, to terminate the Employee's employment hereunder prior to the expiration of the Employment Term (i) pursuant to a Termination for Cause or (ii) pursuant to a Without Cause Termination (all as defined below). The Employee shall have the right, with or without Good Reason (as defined below), upon delivery of written notice to the Company, to terminate his employment hereunder prior to the expiration of the Employment Term by providing the Company with not less than 30 days prior written notice.

                (b)    In the event that the Company terminates the Employee's employment pursuant to a Without Cause Termination or the Employee terminates the Employee's employment pursuant to a Good Reason Termination, the Company shall, within ten days after the date of such termination (except as provided in clause 9(b)(i) below), make payment to the Employee in an amount equal to the sum of the following: (i) nine months' Salary (to be paid in normal payroll installments over nine months); (ii) additional consideration equal to (X) $12,500 multiplied by (Y) the quotient of (A) the number of days between and including the Prior Quarter End (as defined below) and the date of such termination divided by (B) 90 (it agreed that "Prior Quarter End" means the date that is the last day of the quarter Year preceding the date of termination and "Year" for purposes of this Agreement means, if the termination occurs within one year of the Closing, the twelve month period starting with the Closing Date and means, if the termination occurs more than one year after the Closing, the twelve month period starting one year after the Closing Date); by way of illustration and not limitation, if Employee is terminated pursuant to a Without Cause Termination 50 days after the first anniversary of the Closing, then pursuant to this clause (ii) Employee would be entitled to $6,944.44; (iii) Employee's reimbursable expenses, accrued bonuses (if any) and benefits owing to Employee through the day on which Employee is terminated; and (iv) Employee's Salary accrued through the day on which Employee is terminated.

                (c)    In the event that the Employee terminates his employment with the Company (other than pursuant to a Good Reason Termination) or is subject to a Termination for Cause, the Company shall be released from any and all further obligations under this Agreement, except that the Company shall be obligated to pay Employee his Salary, accrued bonus (if any), reimbursable expenses and benefits owing to Employee through the day on which Employee is terminated. Employee will not be entitled to any other compensation upon termination of this Agreement pursuant to this subparagraph 9(c).

                (d)    For purposes of this Agreement, the following terms have the following meanings:

                        (i)    The term "Termination for Cause" means, to the maximum extent permitted by applicable law, a termination of the Employee's employment by the Company attributed to (a) the repeated willful failure of Employee substantially to perform his duties hereunder (other than any such failure due to physical or mental illness) that has not been cured reasonably promptly after a written demand for substantial performance is delivered to Employee by the Company's Board of Directors, which demand identifies in reasonable detail the manner in which the Company's Board of Directors believes that Employee has not substantially performed his duties hereunder; (b) Employee's conviction of, or entering a plea of nolo contendere to, a crime that constitutes a felony; (c) Employee's engaging in conduct that is intentional or grossly negligent that results in material injury to the Company; or (d) the material breach by Employee of any written covenant or agreement with the Company under this Agreement or otherwise, including, but not limited to, an agreement not to disclose any information pertaining to the Company or not to compete with the Company, including (without limitation) the covenants and agreements contained in paragraph 10 hereof.

                        (ii)    The term "Without Cause Termination" means a termination of the Employee's employment by the Company other than due to (a) a Termination for Cause, (b) Disability, (c) the Employee's death, or (d) the expiration of this Agreement.

                        (iii)    The term "Good Reason Termination" means a termination of the Employee's employment by the Employee attributed to any of the following, and Employee's right to terminate this Agreement for a Good Reason Termination shall not be affected by Employee's incapacity: (A) the Company becoming insolvent or unable to meet its obligations in the ordinary course of business; (B) a ten (10) percent reduction in either of the Employee's Salary or the potential amount of bonus that the Employee will have the opportunity to receive or a material reduction in the Employee's benefit participation levels; (C) the material breach by the Company of any written covenant or agreement with the Employee under this Agreement or otherwise that, if capable of being cured, has not been cured reasonably promptly after a written demand for substantial performance is delivered to the Company's Board of Directors, which demand identifies in reasonable detail the manner in which the Employee believes that the Company has not substantially performed its obligations hereunder; (D) a relocation of Employee's primary office to a location outside the fifty (50) mile radius surrounding Minneapolis, Minnesota; (E) a material change in Employee's status, title, position or responsibilities (including reporting responsibilities) which represents a material adverse change in his status, title, position or responsibilities in effect prior thereto, or the assignment to Employee of duties or responsibilities (including reporting responsibilities) that are inconsistent with his status, title, position or responsibilities (including reporting responsibilities), except where such change occurs in connection with a Termination for Cause; (F) a Change in Control (as defined below) of the Company and the failure or refusal of the Successor Company (as defined below) to assume the obligations of the Company under this Agreement (except that the responsibilities and duties of the Employee may be similar to the extent that his services are provided for a business unit of a larger enterprise), or a Good Reason Termination following such Change in Control but substituting the Successor Company for the Company as appropriate in this definition; (G) any purported Termination for Cause which is ultimately determined not valid.

                        (iv)    For purposes of this Agreement, a "Change in Control" of the Company shall be deemed to have occurred if: (a) any "person" or "group" (as such terms are used in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Act")) becomes a "beneficial owner" (as such term is used in Rule13d-3 promulgated under the Act), after the date hereof, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; (b) a change in "control" of the Company (as the term "control" is defined in Rule 12b-2 under the act or any successor rule promulgated under the Act) shall have occurred; (c) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or (d) the stockholders of the Company approve a merger or consolidation of the Company with any other company, other than a merger or consolidation which would result in the combined voting power of the Company's voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation. Notwithstanding the foregoing, any transaction involving a leveraged buyout or other acquisition of the Company which would otherwise constitute a Change in Control, in which Employee participates in the surviving or successor entity (other than solely as an employee or consultant), shall not constitute a Change in Control.

        10.  DISCLOSURE OF TRADE SECRETS AND OTHER PROPRIETARY INFORMATION; RESTRICTIVE COVENANTS.

                (a)    Employee will not, during the term of Employee's employment under this Agreement, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity, engage in or participate in a Competitive Business Activity (as defined below) in any Restricted Territory (as defined below); provided that, the ownership by Employee of 5% or less of the issued and outstanding shares of a class of securities which is traded on a national securities exchange or in the over-the-counter market, shall not cause Employee to be deemed a shareholder under this subparagraph 10(a) or otherwise constitute a breach of this subparagraph 10(a). For purposes of this Agreement, (i) "Competitive Business Activity" means providing, as a primary business, technology consulting services, technology design services, systems integration services, technology outsourcing services, hosting services or technology staffing services; and (ii) "Restricted Territory" means North America and the United Kingdom.

                (b)    Employee will not, during the term of Employee's employment under this Agreement and for a period of 24 months thereafter, directly or indirectly, work as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity for any person or entity who or which is engaged in any Competitive Business Activity in any Restricted Territory; provided that, the ownership by Employee of 5% or less of the issued and outstanding shares of a class of securities which is traded on a national securities exchange or in the over-the-counter market, shall not cause Employee to be deemed a shareholder under this subparagraph 10(b) or otherwise constitute a breach of this subparagraph 10(b). This provision will be void in the event Employee is terminated Without Cause by the Company or if the Employee terminates the Employee's employment pursuant to a Good Reason Termination.

                (c)    Employee will not, during the term of Employee's employment under this Agreement and for a period of 24 months thereafter, on his behalf or on behalf of any other business enterprise, directly or indirectly, under any circumstance other than at the direction and for the benefit of the Company, (i) solicit for employment any person who was employed by the Company or any of its subsidiaries or affiliates during Employee's employment with the Company, or (ii) call on, solicit, or take away any person or entity who or which was a customer of the Company or any of its subsidiaries or affiliates during Employee's employment with the Company for a business that is engaged in any Competitive Business Activity in any Restricted Territory. Notwithstanding anything herein to the contrary, if Employee is terminated pursuant to a Without Cause Termination by the Company, or pursuant to a Good Reason Termination by the Employee, then it will not constitute a breach of this Section 10(c) if Employee becomes employed by, or performs services for, an employer or other entity or person that at the time of such termination or within the trailing six month period is performing or has performed services for a customer of the Company or any of its subsidiaries or affiliates, provided that Employee will still be restricted from the conduct prohibited in this Section 10(c).

                (d)    Employee has carefully read and considered the provisions of this Paragraph 10 and has had an opportunity to review and discuss this Agreement with counsel of his choosing, and, having done so, agrees and acknowledges that the terms, conditions, agreements and restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the interests of the Company and its subsidiaries and affiliates. If, for any reason, any aspect of the provisions of this Paragraph 10 as it applies to Employee is determined by a court of competent jurisdiction to be unreasonable or unenforceable, the provisions shall only be modified to the minimum extent required to make the provisions reasonable and/or enforceable, as the case may be.

                (e)    Except as provided herein, this Paragraph 10 and Paragraphs 11 and 12 hereof (and Paragraphs 13 through 17 hereof as they may apply to such Paragraphs) shall survive the expiration or termination of this Agreement for any reason.

        11.  COMPANY PROPERTY.

                (a)    Any patents, inventions, discoveries, applications or processes designed, devised, planned, applied, created, discovered or invented by Employee in the course of Employee's employment under this Agreement and which pertain to any aspect of the Company's or its subsidiaries' or affiliates' business as described above shall be the sole and absolute property of the Company, and Employee shall promptly report the same to the Company and promptly execute any and all documents that may from time to time reasonably be requested by the Company to assure the Company the full and complete ownership thereof.

                (b)    All Company records, files, lists, including computer generated lists, drawings, documents, equipment and similar items relating to the Company's business which Employee shall prepare or receive from the Company shall remain the Company's sole and exclusive property. Upon termination of this Agreement, Employee shall promptly return to the Company all property of the Company in his possession. Except as may be appropriate in connection with the performance of his duties and responsibilities, Employee will not copy or cause to be copied, print out or cause to be printed out any software, documents or other materials originating with or belonging to the Company. Employee additionally represents that, upon termination of his employment with the Company, he will not retain in his possession any Company software, documents or other materials.

                (c)    As an Employee of the Company, Employee owes a duty of loyalty, confidentiality and allegiance to act at all times in the best interests of the Company and to do no act which will injure the Company's business, its interests, or its reputation. Employee agrees to behave in an ethical manner and not knowingly become involved in a conflict-of-interest situation. If Employee discovers that Employee has become involved in a conflict of interest situation, Employee agrees to immediately disclose the situation to an officer of the Company. While employed by the Company, Employee further agrees that Employee shall not accept or enter into any independent consulting or employment relationship with a customer of the Company.

                (d)    The Company's business is to a large extent based upon technology. As such, the protection of its technology and intellectual property rights, including, without limitation, trade secrets, patents and copyrights ("Intellectual Property") is of great importance to the Company. Employee agrees that Employee will promptly disclose in writing to the Company all ideas, information, concepts, improvements, discoveries and inventions, as well as forms of expression covered by the federal copyright laws (all of which is cumulatively referred to herein as "Information"), whether or not patentable and whether or not reduced to practice, which are conceived, developed, made or acquired by Employee, either individually or jointly with others, and which relate to the business, products or services of the Company or any of its subsidiaries or affiliates, irrespective of whether Employee uses the Company's time or facilities and irrespective of whether such Information was conceived, developed, discovered or acquired by Employee on the job, at home or elsewhere. This obligation extends to all types of Information, including Information relating to the Company's customers, prospective customers, new types of products or services, corporate opportunities, acquisition prospects, and the like.

                (e)    As part of Employee's duties to the Company, Employee agrees to protect and safeguard the Company's Intellectual Property and Information, whether developed by Employee or others, and, except as may be expressly required by the Company, Employee shall not, either during Employee's employment by the Company or thereafter, directly or indirectly, use for Employee's own benefit or for the benefit of others, or disclose to another any such Intellectual Property and Information. Upon termination of Employee's employment with the Company, or at any other time upon request by the Company, Employee shall immediately deliver to the Company all documents containing any of the Company's Intellectual Property and/or Information.

                (f)    All Intellectual Property and Information described above, shall be the sole and exclusive property of the Company. All drawings, memoranda, notes, files, customer lists, contracts, correspondence, manuals, models, specifications, computer programs, maps, analyses, compilations, studies and other writings or material, including any material stored on any type of electronic, magnetic or other media data retrieval system, of any type embodying such Intellectual Property or Information, whether developed or prepared by Employee or others, shall be the sole and exclusive property of the Company. Upon termination of Employee's employment with the Company for any reason, Employee immediately will return all materials containing Intellectual Property or Information to the Company.

                (g)    It is agreed that Employee hereby sells, assigns and transfers to the Company all worldwide right, title and interest in and to any of such Intellectual Property and Information and any United States or foreign applications for patents, inventor's certificates or other industrial rights that may be filed thereon, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof. If the Intellectual Property or Information constitutes an original work of authorship which is the subject matter of copyright (such as videotapes, written presentations, computer programs, drawings, maps, models, manuals, brochures and the like), such work shall be considered to be work made for hire and the Company shall be the author of the work and the owner of the intangible rights of copyright therein; additionally, Employee hereby assigns unto the Company all of Employee's worldwide right, title and interest in and to such work and all rights of copyright therein.

                (h)    Employee agrees that irreparable damage will result to the Company in the event of the breach of any covenant contained herein and Employee agrees that in the event of such breach, the Company shall be entitled, in addition to other legal or equitable remedies and damages available, to an injunction to restrain the violation of these covenants of confidentiality and non-disclosure by Employee and all other persons acting for or with Employee.

                (i)    Pursuant to Minnesota Statute § 181.78, this Section 11 does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Employee's own time, and (i) which does not relate (A) directly to the business of the Company or (B) to the Company's actual or demonstrably anticipated research or development, or (ii) which does not result from any work performed by Employee for the Company.

        12.  EQUITABLE RELIEF. In the event of any breach of this Agreement, the nonbreaching party shall be entitled to seek equitable relief by way of injunction or otherwise in addition to any damages which the nonbreaching party may be entitled to recover.

        13.  NOTICE. Except as otherwise expressly provided, any notice, request, demand or other communication permitted or required to be given under this Agreement shall be in writing, shall be sent by one of the following means to the Employee at his address set forth on the signature page of this Agreement and to the Company at its address set forth on the signature page of this Agreement, Attention: John T. McDonald (or to such other address as shall be designated hereunder by notice to the other parties and persons receiving copies, effective upon actual receipt), and shall be deemed conclusively to have been given: (a) on the first business day following the day timely deposited with Federal Express (or other equivalent national overnight courier) or United States Express Mail, with the cost of delivery prepaid or for the account of the sender; (b) on the fifth business day following the day duly sent by certified or registered United States mail, postage prepaid and return receipt requested; or (c) when otherwise actually received by the addressee on a business day (or on the next business day if received after the close of normal business hours or on any non-business day).

        14.  INTERPRETATION; HEADINGS. The parties acknowledge and agree that the terms and provisions of this Agreement have been negotiated, shall be construed fairly as to all parties hereto, and shall not be construed in favor of or against any party. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

        15.  SUCCESSORS AND ASSIGNS; ASSIGNMENT; INTENDED BENEFICIARIES. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, successors, permitted assigns and legal representatives. This Agreement may be assigned by the Company to any of its affiliates and/or to any purchaser of substantially all of the Company's assets and/or stock. This Agreement may not be assigned by Employee.

        16.  NO WAIVER BY ACTION. Any waiver or consent from the Company respecting any term or provision of this Agreement or any other aspect of the Employee's conduct or employment shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of the Company at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to, any term or provision of this Agreement or any other aspect of the Employee's conduct or employment in no manner (except as otherwise expressly provided herein) shall affect the Company's right at a later time to enforce any such term or provision.

        17.  COUNTERPARTS; MINNESOTA GOVERNING LAW; AMENDMENTS; ENTIRE AGREEMENT. This Agreement may be executed in two counterpart copies, each of which may be executed by one of the parties hereto, but all of which, when taken together, shall constitute a single agreement binding upon all of the parties hereto. This Agreement and all other aspects of the Employee's employment shall be governed by and construed in accordance with the applicable laws pertaining in the State of Minnesota (other than those that would defer to the substantive laws of another jurisdiction). Each and every modification and amendment of this Agreement shall be in writing and signed by the parties hereto, and any waiver of, or consent to any departure from, any term or provision of this Agreement shall be in writing and signed by each affected party hereto. This Agreement contains the entire agreement of the parties and supersedes all prior representations, agreements and understandings, oral or otherwise, between the parties with respect to the matters contained herein.

[Signature page follows.]

        IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

PERFICIENT, INC.
By:	/s/ JOHN T. MCDONALD
Name: John T. McDonald Title: Chief Executive Officer Address: Perficient, Inc. 7600-B N. Capital of Texas Highway Austin, Texas 78731 Att: Chief Financial Officer
/s/ DALE KLEIN Dale Klein, Individually Address:

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  Exhibit 10.14
EMPLOYMENT AGREEMENT
WITNESSETH